December 21, 2023	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)

JPMorgan Chase Financial Company LLC
Structured Investments

Notes Linked to the MerQube US Tech+ Vol Advantage Index

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

This amendment provides supplemental information about the MerQube US Tech+ Vol Advantage Index (the “Index”) and related risk factors, along with supplemental terms of the notes linked to the Index, and should be read together with the applicable preliminary or final pricing supplement (each, a “pricing supplement”), which can be accessed via the hyperlink in Annex B, and the related product supplement, underlying supplement, prospectus supplement and prospectus. Notes offered by the pricing supplements set forth under “Annex B — Group I Notes” in this amendment are referred to as “Group I Notes” and notes offered by the pricing supplements set forth under “Annex B — Group II Notes” in this amendment are referred to as “Group II Notes.”

The Index was developed by MerQube (the “Index Sponsor” and “Index Calculation Agent”), in coordination with J.P. Morgan Securities LLC (“JPMS”), and is maintained by the Index Sponsor and is calculated and published by the Index Calculation Agent. An affiliate of ours currently has a 10% equity interest in the Index Sponsor, with a right to appoint an employee of JPMS, another of our affiliates, as a member of the board of directors of the Index Sponsor.

Following a consultation with market participants conducted by the Index Sponsor to solicit feedback on potential changes to the underlying asset to which the Index is linked (the “Underlying Asset”), the Index Sponsor has announced that, effective on or about February 9, 2024 (the “Amendment Effective Date”), the Underlying Asset will cease to be an unfunded rolling position in E-Mini Nasdaq-100 futures (the “Futures Contracts”) and will instead be an unfunded position in the Invesco QQQ TrustSM, Series 1 (the “QQQ Fund”), calculated as the excess of the total return of the QQQ Fund over a notional financing cost. The Index Sponsor has requested any feedback from market participants in respect of the Amendment Effective Date to be provided by January 31, 2024.

The Futures Contracts reference the Nasdaq-100 Index®, which is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The Nasdaq Stock Market based on market capitalization. The investment objective of the QQQ Fund is to seek to track the investment results, before fees and expenses, of the Nasdaq-100 Index®. For more information about the Futures Contracts, the QQQ Fund and the Nasdaq-100 Index®, see “Background on E-Mini Nasdaq-100 Futures,” “Background on the Invesco QQQ TrustSM, Series 1” and “Background on the Nasdaq-100 Index®,” respectively, in the related underlying supplement.

The Index is subject to a 6.0% per annum daily deduction and, beginning on the Amendment Effective Date, the performance of the QQQ Fund will be subject to a notional financing cost. These deductions will offset any appreciation of the components of the Index, will heighten any depreciation of those components and will generally be a drag on the performance of the Index. The Index will trail the performance of an identical index without such deductions. See “Selected Risk Considerations — Risks Relating to the Notes Generally — The Level of the Index Will Include a 6.0% per Annum Daily Deduction” in the applicable pricing supplement and “Supplemental Risk Factors Relating to the Index — Risks Relating to the Notes Generally — The Level of the Index Will Include the Deduction of a Notional Financing Cost” in this amendment.

Investing in the notes involves a number of risks. See “Annex A — Supplemental Risk Factors Relating to the Index” in this amendment, “Risk Factors” in the related prospectus supplement, “Risk Factors” in the related product supplement, “Risk Factors” in the related underlying supplement and “Selected Risk Considerations” in the applicable pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the applicable pricing supplement or the related product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Amendment no. 1 to pricing supplements listed in Annex B

Annex A

Additional Information Regarding the MerQube US Tech+ Vol Advantage Index

The following discussion supersedes and replaces the section set entitled “The MerQube US Tech+ Vol Advantage Index” in the pricing supplements listed in Annex B.

The MerQube US Tech+ Vol Advantage Index (the “Index”) was developed by MerQube (the “Index Sponsor” and “Index Calculation Agent”), in coordination with JPMS, and is maintained by the Index Sponsor and is calculated and published by the Index Calculation Agent. The Index was established on June 22, 2021. An affiliate of ours currently has a 10% equity interest in the Index Sponsor, with a right to appoint an employee of JPMS, another of our affiliates, as a member of the board of directors of the Index Sponsor.

Following a consultation with market participants conducted by the Index Sponsor to solicit feedback on potential changes to the underlying asset to which the Index is linked (the “Underlying Asset”), the Index Sponsor has announced that, effective on or about February 9, 2024 (the “Amendment Effective Date”), the Underlying Asset will cease to be an unfunded rolling position in E-Mini Nasdaq-100 futures (the “Futures Contracts”) and will instead be an unfunded position in the QQQ Fund, calculated as the excess of the total return of the QQQ Fund over a notional financing cost. The Index Sponsor has requested any feedback from market participants in respect of the Amendment Effective Date to be provided by January 31, 2024.

The Futures Contracts reference the Nasdaq-100 Index®, which is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The Nasdaq Stock Market based on market capitalization. The investment objective of the QQQ Fund is to seek to track the investment results, before fees and expenses, of the Nasdaq-100 Index®. For more information about the Futures Contracts, the QQQ Fund and the Nasdaq-100 Index®, see “Background on E-Mini Nasdaq-100 Futures,” “Background on the Invesco QQQ TrustSM, Series 1” and “Background on the Nasdaq-100 Index®,” respectively, in the related underlying supplement.

The Index attempts to provide a dynamic rules-based exposure to the Underlying Asset, while targeting a level of implied volatility, with a maximum exposure to the Underlying Asset of 500% and a minimum exposure to the Underlying Asset of 0%. The Index is subject to a 6.0% per annum daily deduction and, beginning on the Amendment Effective Date, the performance of the Underlying Asset will be subject to a notional financing cost deducted daily.

On each weekly Index rebalance day, the exposure to the Underlying Asset is set equal to (a) the 35% implied volatility target (the “target volatility”) divided by (b) the one-week implied volatility of the QQQ Fund, subject to a maximum exposure of 500%. For example, if the implied volatility of the QQQ Fund is equal to 17.5%, the exposure to the Underlying Asset will equal 200% (or 35% / 17.5%) and if the implied volatility of the QQQ Fund is equal to 40%, the exposure to the Underlying Asset will equal 87.5% (or 35% / 40%). The Index’s exposure to the Underlying Asset will be greater than 100% when the implied volatility of the QQQ Fund is below 35%, and the Index’s exposure to the Underlying Asset will be less than 100% when the implied volatility of the QQQ Fund is above 35%. In general, the Index’s target volatility feature is expected to result in the volatility of the Index being more stable over time than if no target volatility feature were employed. No assurance can be provided that the volatility of the Index will be stable at any time. The Index uses the implied volatility of the QQQ Fund as a proxy for the volatility of the Underlying Asset.

Beginning on the Amendment Effective Date, the Index will track the performance of the QQQ Fund, with distributions, if any, notionally reinvested, less the daily deduction of a notional financing cost. The notional financing cost is intended to approximate the cost of maintaining a position in the QQQ Fund using borrowed funds at a rate of interest equal to SOFR plus a spread of 0.50% per annum. SOFR, the Secured Overnight Financing Rate, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. The Index is an “excess return” index and not a “total return” index because, as part of the calculation of the level of the Index, the performance of the QQQ Fund is reduced by the notional financing cost.

The 6.0% per annum daily deduction and, beginning on the Amendment Effective Date, the notional financing cost will offset any appreciation of the Underlying Asset, will heighten any depreciation of the Underlying Asset and will generally be a drag on the performance of the Index. The Index will trail the performance of an identical index without such deductions.

Holding the estimated value of the notes and market conditions constant, the other economic terms available on the notes are more favorable to investors than the terms that would be available on a hypothetical note issued by us linked to an identical index without a daily deduction.  However, there can be no assurance that any improvement in the terms of the notes derived from the daily deduction will offset the negative effect of the daily deduction on the performance of the Index.  The return on the notes may be lower than the return on a hypothetical note issued by us linked to an identical index without a daily deduction.

The daily deduction and the volatility of the Index (as influenced by the Index’s target volatility feature) are two of the primary variables that affect the economic terms of the notes. Additionally, the daily deduction and volatility of the Index are two of the inputs our affiliates’ internal pricing models use to value the derivative or derivatives underlying the economic terms of the notes for purposes of determining the estimated value of the notes set forth on the cover of the applicable pricing supplement. The daily deduction will effectively reduce the value of the derivative or derivatives underlying the economic terms of the notes. See “The Estimated Value of the Notes” and “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes” in the applicable pricing supplement.

The Index is subject to risks associated with the use of significant leverage. The notional financing cost deducted daily will be magnified by any leverage provided by the Index. In addition, the Index may be significantly uninvested on any given day, and, in that case, will realize only a portion of any gains due to appreciation of the Underlying Asset on that day. The index deduction is deducted daily at a rate of 6.0% per annum, even when the Index is not fully invested.

A-1 | Structured Investments Notes Linked to the MerQube US Tech+ Vol Advantage Index

No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Underlying Asset.

For additional information about the Index, see “The MerQube Vol Advantage Index Series” in the related underlying supplement, subject to the changes to the Index described above and below.

Calculation and Publication of the Index

This section supersedes and replaces the section entitled “The MerQube Vol Advantage Index Series — Calculation and Publication of each Index Level” in the related underlying supplement for purposes of the Index from the Amendment Effective Date.

The level of the Index is calculated in U.S. dollars at the end of each day on which The Nasdaq Stock Market is scheduled to open for its regular trading session, subject to adjustment for market disruptions (an “Index Calculation Day”). The level of the Index is rounded to two decimals.

The level of the Index was set to 1,000 on January 7, 2005, the first Index Rebalance Day of that Index. On each Index Calculation Day following the Amendment Effective Date, the level of the Index is calculated by adjusting the closing level of the Index on the immediately preceding Index Rebalance Day (as defined in the related product supplement) to reflect (a) the percentage change from the excess return level of the QQQ Fund on the immediately preceding Index Rebalance Day to the excess return level of the QQQ Fund on the current Index Calculation Day, with that percentage change scaled by the exposure of the Index to the Underlying Asset determined on the immediately preceding Index Rebalance Day, and (b) the 6% per annum daily deduction that has accrued since the immediately preceding Index Rebalance Day, calculated assuming a year with 360 days.

On each Index Calculation Day, the excess return level of the QQQ Fund is calculated by adjusting the excess return level of the QQQ Fund on the immediately preceding Index Calculation Day to reflect (a) the percentage change from the total return level of the QQQ Fund on the immediately preceding Index Rebalance Day to the total return level of the QQQ Fund on the current Index Calculation Day and (b) the notional financing cost that has accrued since the immediately preceding Index Calculation Day, calculated assuming a year with 360 days. On each Index Calculation Day, the rate used to calculate the notional financing cost is equal to SOFR as of the immediately preceding Index Calculation Day (or, if no such rate is available, the most recently published SOFR value) plus 0.50%.

On each Index Calculation Day, subject to the impact of market disruptions, the total return level of the QQQ Fund is calculated by reference to the official closing price on that Exchange Business Day, with adjustments for corporation actions, including gross ordinary and special cash dividends. The total return level of the QQQ Fund is published by the Index Sponsor under the ticker “MQROQQTU.”

What Is SOFR?

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

FRBNY currently publishes SOFR daily on its website. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this amendment.

Supplemental Risk Factors Relating to the Index

Your investment in notes linked to the Index will involve certain additional risks. You should consider carefully the following discussion of supplemental risks, as well as the discussion of risks included in the applicable pricing supplement and the related product supplement, underlying supplement and prospectus supplement, before you decide that an investment in the notes is appropriate for you. In the event of any inconsistency, the risk factors below supersede and replace the corresponding risk factors in the pricing supplements listed in Annex B.

Risks Relating to the Notes Generally

•	THE LEVEL OF THE INDEX WILL INCLUDE THE DEDUCTION OF A NOTIONAL FINANCING COST —

Beginning on the Amendment Effective Date, the performance of the Underlying Asset will be subject to a notional financing cost deducted daily. The notional financing cost is intended to approximate the cost of maintaining a position in the QQQ Fund using borrowed funds at a rate of interest equal to the daily SOFR rate plus a fixed spread. The actual cost of maintaining a position in the QQQ Fund at any time may be less than the notional financing cost. As a result of this deduction, the level of the Index will trail the value of an identically constituted synthetic portfolio that is not subject to any such deduction.

A-2 | Structured Investments Notes Linked to the MerQube US Tech+ Vol Advantage Index

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE QQQ FUND OR THE SECURITIES INCLUDED IN OR HELD BY THE NASDAQ-100 INDEX® OR THE QQQ FUND OR HAVE ANY RIGHTS WITH RESPECT TO THE QQQ FUND, THOSE SECURITIES OR THE COMPONENTS OF THE INDEX.
•	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES, AND MAY DO SO IN THE FUTURE —

Any research, opinions or recommendations could affect the market value of the notes. Investors should undertake their own independent investigation of the merits of investing in the notes, the Index and the components of the Index.

•	CHANGES TO THE INDEX COULD RESULT IN MATERIALLY ADVERSE TAX CONSEQUENCES FOR U.S. FEDERAL TAX PURPOSES IN RESPECT OF THE GROUP I NOTES —

Beginning on the Amendment Effective Date, the Index will track the performance of the QQQ Fund, with distributions, if any, notionally reinvested, less the daily deduction of a notional financing cost. These changes to the Index could result in materially adverse tax consequences for U.S. federal tax purposes. You should consult your tax adviser regarding these potential consequences and read carefully the discussion under “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments,” including the discussion under “— Possible Taxable Event” and the discussion under “— Potential Application of the Constructive Ownership Rules” in the related product supplement. If the notes were treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

Risks Relating to the Index Generally

•	THE INDEX SPONSOR MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL, AND THE INDEX SPONSOR HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS —

The Index Sponsor is responsible for maintaining the Index. The Index Sponsor can add, delete or substitute the components of the Index or make other methodological changes that could affect the level of the Index. While the Index Sponsor has announced the changes it expects to implement on the Amendment Effective Date, the Index Sponsor might make modifications to its announced changes at any time. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.

•	THE INDEX MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED IN RESPECT OF THE UNDERLYING ASSET —

No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed with respect to the Underlying Asset.

•	THE INDEX MAY NOT APPROXIMATE ITS TARGET VOLATILITY —

No assurance can be given that the Index will maintain an annualized realized volatility that approximates its target volatility of 35%. The Index’s target volatility is a level of implied volatility and therefore the actual realized volatility of the Index may be greater or less than the target volatility. On each weekly Index rebalance day, the Index’s exposure to the Underlying Asset is set equal to (a) the 35% implied volatility target divided by (b) the one-week implied volatility of the QQQ Fund, subject to a maximum exposure of 500%. The Index uses the implied volatility of the QQQ Fund as a proxy for the volatility of the Underlying Asset. However, there is no guarantee that the methodology used by the Index to determine the implied volatility of the QQQ Fund will be representative of the implied or realized volatility of the Futures Contracts or of the realized volatility of the QQQ Fund. The performance of the QQQ Fund may not correlate with the performance of the Futures Contracts, particularly during periods of market volatility. In addition, the volatility of the Underlying Asset on any day may change quickly and unexpectedly and realized volatility may differ significantly from implied volatility. In general, over time, the realized volatilities of the QQQ Fund and the Futures Contracts have tended to be lower than their respective implied volatilities; however, at any time those realized volatilities may exceed their respective implied volatilities, particularly during periods of market volatility. Accordingly, the actual realized annualized volatility of the Index may be greater than or less than the target volatility, which may adversely affect the level of the Index and the value of the notes.

•	THE INDEX IS SUBJECT TO RISKS ASSOCIATED WITH THE USE OF SIGNIFICANT LEVERAGE —

On a weekly Index rebalance day, the Index will employ leverage to increase the exposure of the Index to the Underlying Asset if the implied volatility of the QQQ Fund is below 35%, subject to a maximum exposure of 500%. Under normal market conditions in

A-3 | Structured Investments Notes Linked to the MerQube US Tech+ Vol Advantage Index

the past, the QQQ Fund has tended to exhibit an implied volatility below 35%. Accordingly, the Index has generally employed leverage in the past, except during periods of elevated volatility. When leverage is employed, any movements in the prices of the Underlying Asset will result in greater changes in the level of the Index than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Underlying Asset, which, in turn, would negatively affect the performance of the Index. Because the Index’s leverage is adjusted only on a weekly basis, in situations where a significant increase in volatility is accompanied by a significant decline in the value of the Underlying Asset, the level of the Index may decline significantly before the following Index rebalance day when the Index’s exposure to the Underlying Asset would be reduced. In addition, the notional financing cost deducted daily will be magnified by any leverage provided by the Index.

•	THE INDEX MAY BE SIGNIFICANTLY UNINVESTED —

On a weekly Index rebalance day, the Index’s exposure to the Underlying Asset will be less than 100% when the implied volatility of the QQQ Fund is above 35%. If the Index’s exposure to the Underlying Asset is less than 100%, the Index will not be fully invested, and any uninvested portion will earn no return. The Index may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the Underlying Asset on any such day. The 6.0% per annum deduction is deducted daily, even when the Index is not fully invested.

•	AN INVESTMENT IN THE NOTES WILL BE SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES —

Some of the equity securities composing the Nasdaq-100 Index® and held by the QQQ Fund are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities issued by non-U.S. companies may be affected by political, economic, financial and social factors in the home countries of those issuers, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS, AND THE HISTORICAL AND HYPOTHETICAL BACK-TESTED PERFORMANCE OF THE INDEX ARE NOT INDICATIONS OF ITS FUTURE PERFORMANCE —

The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-Tested Data and Historical Information” in the applicable pricing supplement is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. Hypothetical back-tested performance measures have inherent limitations. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight. Alternative modelling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations, and you should carefully consider these limitations before placing reliance on such information.

In addition, the QQQ Fund will replace the Futures Contracts as the Underlying Asset on the Amendment Effective Date. No assurance can be provided that the QQQ Fund will be an appropriate substitute for the Futures Contracts. This replacement may adversely affect the performance of the Index and the value of the notes, as the QQQ Fund, subject to a notional financing cost, may perform worse, perhaps significantly worse, than the Futures Contracts. The Index lacks any operating history with the QQQ Fund as the Underlying Asset prior to the Amendment Effective Date and may perform in unanticipated ways. Investors in the notes should bear this difference in mind when evaluating the historical and hypothetical back-tested performance shown in the applicable pricing supplement.

•	OTHER KEY RISKS:
o	THE INDEX WAS ESTABLISHED ON JUNE 22, 2021 AND MAY PERFORM IN UNANTICIPATED WAYS.
o	THE NOTES ARE NOT REGULATED BY THE COMMODITY FUTURES TRADING COMMISSION.

Risks Relating to the Futures Contracts

•	THE INDEX MAY BE ADVERSELY AFFECTED IF LATER FUTURES CONTRACTS HAVE HIGHER PRICES THAN AN EXPIRING FUTURES CONTRACT INCLUDED IN THE INDEX —

As the Futures Contracts included in the Index come to expiration, they are replaced by Futures Contracts that expire three months later. This is accomplished by synthetically selling the expiring Futures Contract and synthetically purchasing the Futures Contract that expires three months from that time. This process is referred to as “rolling.” Excluding other considerations, if the market for the Futures Contracts is in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the later Futures Contract would take place at a price that is higher than the price of the expiring Futures Contract, thereby creating a negative “roll yield.” In addition, excluding other considerations, if the market for the Futures Contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of

A-4 | Structured Investments Notes Linked to the MerQube US Tech+ Vol Advantage Index

the later Futures Contract would take place at a price that is lower than the price of the expiring Futures Contract, thereby creating a positive “roll yield.” The presence of contango in the market for the Futures Contracts could adversely affect the level of the Index and, accordingly, any payment on the notes.

•	THE INDEX IS SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FUTURES CONTRACTS, INCLUDING VOLATILITY —

Prior to the Amendment Effective Date, the Index tracks the returns of futures contracts. The price of a futures contract depends not only on the price of the underlying asset referenced by the futures contract, but also on a range of other factors, including but not limited to changing supply and demand relationships, interest rates, governmental and regulatory policies and the policies of the exchanges on which the futures contracts trade. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of futures contracts to be volatile.

•	THE FUTURES CONTRACTS DO NOT REFLECT “TOTAL RETURNS” —

The Index is an excess return index. The return from investing in futures contracts derives from three sources: (a) changes in the price of the relevant futures contracts (which is known as the “price return”); (b) any profit or loss realized when rolling the relevant futures contracts (which is known as the “roll return”); and (c) any interest earned on the cash deposited as collateral for the purchase of the relevant futures contracts (which is known as the “collateral return”).

Prior to the Amendment Effective Date, the Index measures the returns accrued from investing in uncollateralized futures contracts (i.e., the sum of the price return and the roll return associated with an investment in the Futures Contracts). By contrast, a total return index, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the Futures Contracts (i.e., the collateral return associated with an investment in the Futures Contracts). Investing in the notes will not generate the same return as would be generated from investing in a total return index related to the Futures Contracts.

•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES —

Futures markets like the Chicago Mercantile Exchange, the market for the Futures Contracts, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, futures exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the level of the Index and therefore could affect adversely the value of your notes.

•	THE OFFICIAL SETTLEMENT PRICE AND INTRADAY TRADING PRICES OF THE RELEVANT FUTURES CONTRACTS MAY NOT BE READILY AVAILABLE —

The official settlement price and intraday trading prices of the Futures Contracts are calculated and published by the Chicago Mercantile Exchange and are used to calculate the levels of the Index. Any disruption in trading of the Futures Contracts could delay the release or availability of the official settlement price and intraday trading prices and may delay or prevent the calculation of the Index.

•	CHANGES IN THE MARGIN REQUIREMENTS FOR THE FUTURES CONTRACTS INCLUDED IN THE INDEX MAY ADVERSELY AFFECT THE VALUE OF THE NOTES —

Futures exchanges require market participants to post collateral in order to open and to keep open positions in futures contracts. If an exchange changes the amount of collateral required to be posted to hold positions in the Futures Contracts, market participants may adjust their positions, which may affect the prices of the Futures Contracts. As a result, the level of the Index may be affected, which may adversely affect the value of the notes.

Risks Relating to the QQQ Fund

•	THERE ARE RISKS ASSOCIATED WITH EXCHANGE-TRADED FUNDS, SUCH AS THE QQQ FUND —

Although the shares of the QQQ Fund have been listed for trading on a securities exchange and a number of similar products have been traded on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the QQQ Fund or that there will be liquidity in the trading market.

In addition, the QQQ Fund is subject to management risk, which is the risk that the investment strategy of the applicable investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.

A-5 | Structured Investments Notes Linked to the MerQube US Tech+ Vol Advantage Index

These constraints could affect the market prices of the shares of the QQQ Fund and, consequently, could adversely affect the value of the notes.

•	THE POLICIES OF THE INVESTMENT ADVISER FOR THE QQQ FUND AND THE SPONSOR OF ITS UNDERLYING INDEX COULD AFFECT THE VALUE OF, AND ANY AMOUNT PAYABLE ON, THE NOTES —

The policies of the investment adviser for the QQQ Fund concerning the calculation of the QQQ Fund’s net asset value; additions, deletions or substitutions of securities underlying the QQQ Fund; substitutions of its underlying index; and the manner in which changes affecting its underlying index are reflected in the QQQ Fund could affect the market price of the shares of the QQQ Fund and, therefore, affect any payment on the notes and the value of the notes. Any amount payable on the notes and their value could also be affected if the investment adviser changes these policies, for example, by changing the manner in which it calculates the QQQ Fund’s net asset value or by changing the advisory management fee or making other changes that increase the expenses of the QQQ Fund, or if the investment adviser discontinues or suspends calculation or publication of the QQQ Fund’s net asset value, in which case it may become difficult to determine the value of the QQQ Fund.

In addition, the sponsor of the underlying index is responsible for the design and maintenance of that underlying index. The policies of the sponsor concerning the calculation of an underlying index, including decisions regarding the addition, deletion or substitution of the securities included in that underlying index could affect the value of that underlying index and, consequently, the market prices of the shares of the QQQ Fund and, therefore, any payment on the notes and the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF THE QQQ FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF ITS UNDERLYING INDEX AS WELL AS ITS NET ASSET VALUE PER SHARE —

The QQQ Fund uses a representative sampling strategy to attempt to track the performance of its underlying index. Pursuant to a representative sampling strategy, the QQQ Fund invests in a representative sample of securities that collectively has an investment profile similar to its underlying index; however, the QQQ Fund may not hold all or substantially all of the securities included in its underlying index. The QQQ Fund may invest a significant portion of its portfolio in cash or money market instruments. While the QQQ Fund will principally hold the securities included in its underlying index, its investment adviser generally may invest a portion of the QQQ Fund’s assets in securities not included in its underlying index and in other assets, including potentially shares of money market funds affiliated with or advised by its investment adviser. Consequently, the performance of the QQQ Fund is generally linked in part to assets other than the securities included in its underlying index.

In addition, the performance of the QQQ Fund will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. Also, the component securities of the QQQ Fund may be unavailable in the secondary market due to other extraordinary circumstances. Corporate actions with respect to any securities (such as mergers and spin-offs) also may impact the variance between the QQQ Fund and its underlying index. Finally, because the shares of the QQQ Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the QQQ Fund may differ from the net asset value per share of the QQQ Fund.

During periods of market volatility, the securities held by the QQQ Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the QQQ Fund and the liquidity of the QQQ Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the QQQ Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the QQQ Fund. As a result, under these circumstances, the market value of shares of the QQQ Fund may vary substantially from the net asset value per share of the QQQ Fund.

For all of the foregoing reasons, the performance of the QQQ Fund may not correlate with the performance of its underlying index as well as its net asset value per share, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payments on the notes.

•	THERE CAN BE NO ASSURANCE THAT PUBLICLY AVAILABLE INFORMATION PROVIDED ABOUT THE QQQ FUND IS ACCURATE OR COMPLETE —

All disclosures contained in this amendment regarding the QQQ Fund have been derived from publicly available documents and other publicly available information, without independent verification. We have not participated, and will not participate, in the preparation of those documents, and we have not made, and will not make, any due diligence inquiry with respect to the QQQ Fund in connection with the offering of the notes. We do not make any representation that those publicly available documents or any other publicly available information regarding the QQQ Fund is accurate or complete, and we are not responsible for public disclosure of information by the QQQ Fund, whether contained in filings with the SEC or otherwise. We also cannot give any assurance that all events occurring prior to the date of this amendment (including events that would affect the accuracy or completeness of the publicly available documents of the QQQ Fund) that would affect the value of the QQQ Fund will have been publicly disclosed. Subsequent disclosure of any of these events or the disclosure of, or failure to disclose, material future events concerning the QQQ Fund could affect the market value of the notes or any payment on the notes. Any prospective purchaser of

A-6 | Structured Investments Notes Linked to the MerQube US Tech+ Vol Advantage Index

the notes should undertake an independent investigation of the QQQ Fund as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Risks Relating to the Notional Financing Cost

•	SOFR HAS A LIMITED HISTORY AND ITS FUTURE PERFORMANCE CANNOT BE PREDICTED BASED ON HISTORICAL PERFORMANCE —

The publication of SOFR began in April 2018, and, therefore, it has a limited history.  In addition, the future performance of SOFR cannot be predicted based on the limited historical performance.  The level of SOFR during the term of the notes may bear little or no relation to historical actual or historical indicative SOFR data.  Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future.  While some pre-publication historical data has been released by the Federal Reserve Bank of New York (“FRBNY”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations.  No future performance of SOFR may be inferred from any of historical actual or historical indicative SOFR data.  Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR.  Changes in the levels of SOFR will affect the notional financing cost and, therefore, the performance of the Index and the return on the notes and the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.

•	SOFR WILL BE AFFECTED BY A NUMBER OF FACTORS AND MAY BE VOLATILE —

The notional financing cost will depend on SOFR. The SOFR will depend on a number of factors, including, but not limited to:

•	supply and demand for overnight U.S. Treasury repurchase agreements;
•	general U.S. and global economic conditions;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	inflation and expectations concerning inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policy regarding interest rates;
•	performance of capital markets; and
•	any statements from public government officials regarding the cessation of SOFR.

These and other factors may have a material effect on the performance of SOFR, on the notional financing cost, on the performance of the Index and on the value of the notes in the secondary market. Additionally, these factors may result in volatility in SOFR, and the volatility in SOFR, as applicable, may affect the notional financing cost, which may adversely affect your return on the notes.

•	THE FIXED SPREAD ADDED TO SOFR IN CALCULATING THE NOTIONAL FINANCING COST WILL NEGATIVELY AFFECT THE PERFORMANCE OF THE INDEX —

The notional financing cost is intended to approximate the cost of maintaining a position in the QQQ Fund using borrowed funds at a rate of interest equal to the daily SOFR rate plus a fixed spread.  The actual cost of maintaining a position in the QQQ Fund at any time may be less than the notional financing cost. The fixed spread is arbitrary and will increase the notional financing cost, which will negatively affect the performance of the Index.

•	THE NOTIONAL FINANCING COST IS CALCULATED BY REFERENCE TO DAILY SOFR RATES, NOT COMPOUNDED SOFR RATES —

The notional financing cost is calculated by reference to daily SOFR rates, plus a fixed spread, not to SOFR compounded over any period.  The notional financing cost may in some circumstances be higher than if compounded SOFR were used to calculate the notional financing cost.

•	THE ADMINISTRATOR OF SOFR MAY MAKE CHANGES THAT COULD ADVERSELY AFFECT THE LEVEL OF SOFR OR DISCONTINUE SOFR AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST IN DOING SO —

SOFR is a relatively new rate, and FRBNY (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR.  If the manner in which SOFR is calculated is changed, that change may result in an increase to the notional financing cost, which would adversely affect the performance of the Index and the value of the notes.  The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR.

A-7 | Structured Investments Notes Linked to the MerQube US Tech+ Vol Advantage Index

Annex B

Group I Notes

CUSIP No.	Date of Related Pricing Supplement	Link
48134RTN8	11/27/2023	http://www.sec.gov/Archives/edgar/data/19617/000121390023090444/ea165842_424b2.htm
48134RTP3	11/27/2023	http://www.sec.gov/Archives/edgar/data/19617/000121390023090662/ea165869_424b2.htm
48134RTM0	11/27/2023	http://www.sec.gov/Archives/edgar/data/19617/000121390023090666/ea165877_424b2.htm
48134RZV3	12/1/2023	http://www.sec.gov/Archives/edgar/data/19617/000121390023091942/ea166217_424b2.htm
48134RZW1	12/1/2023	http://www.sec.gov/Archives/edgar/data/19617/000121390023091955/ea166162_424b2.htm
48134RNU8	12/1/2023	http://www.sec.gov/Archives/edgar/data/19617/000121390023091914/ea166166_424b2.htm
48134RNV6	12/1/2023	http://www.sec.gov/Archives/edgar/data/19617/000121390023092620/ea166136_424b2.htm
48134RPK8	12/4/2023	http://www.sec.gov/Archives/edgar/data/19617/000121390023092863/ea166305_424b2.htm
48134R5Z7	12/4/2023	http://www.sec.gov/Archives/edgar/data/19617/000121390023092472/ea166321_424b2.htm
48134RH43	12/4/2023	http://www.sec.gov/Archives/edgar/data/19617/000121390023092884/ea166371_424b2.htm
48134RS41	12/6/2023	http://www.sec.gov/Archives/edgar/data/19617/000121390023093923/ea166609_424b2.htm
48134RS58	12/6/2023	http://www.sec.gov/Archives/edgar/data/1665650/000183988223033194/jpm_424b2-17486.htm
48134RS66	12/6/2023	http://www.sec.gov/Archives/edgar/data/19617/000121390023093839/ea166618_424b2.htm
48134RS33	12/7/2023	http://www.sec.gov/Archives/edgar/data/19617/000121390023094091/ea166633_424b2.htm
48134RU30	12/11/2023	http://www.sec.gov/Archives/edgar/data/1665650/000121390023095390/ea166833_424b2.htm
48134RU48	12/11/2023	http://www.sec.gov/Archives/edgar/data/1665650/000121390023095418/ea166850_424b2.htm
48134RVX3	12/12/2023	http://www.sec.gov/Archives/edgar/data/1665650/000121390023095696/ea166896_424b2.htm
48134RWD6	12/12/2023	http://www.sec.gov/Archives/edgar/data/1665650/000121390023095611/ea166878_424b2.htm

Group II Notes

CUSIP No.	Date of Related Pricing Supplement	Link
48134RZZ4	12/4/2023	http://www.sec.gov/Archives/edgar/data/19617/000121390023092558/ea166334_424b2.htm

B-1 | Structured Investments Notes Linked to the MerQube US Tech+ Vol Advantage Index